Exhibit 21.1
List of Subsidiaries

Subsidiary	State of Incorporation	D/B/A

SXC Health Solutions, Inc. (formerly named Systems Xcellence USA, Inc.)	Texas	SXC

SXC Acquisition Corp.	Delaware	Zynchros

Health Business Systems, Inc.	Pennsylvania	HBS HBS, Inc. HBS, an SXC Company

informedRx, Inc. (formerly National Medical Health Card Systems, Inc.)

SXC Comet LLC	Delaware

SXC Health Solutions TPA, LLC	Delaware

National Medical Health Card IPA, Inc.	New York	NMHCRX IPA

NMHC Group Solutions Insurance, Inc.	Delaware

NMHCRX Mail Order, Inc.	Delaware	informedMAIL

PCN DE Corp.	Delaware

Pharmaceutical Care Network	California	PCN

Portland Professional Pharmacy	Maine	Ascend Compounding

Portland Professional Pharmacy Associates	Maine	Ascend SpecialtyRx

Hawaii IRX, LLC	Hawaii	Hawaii Ascend Pharmacy

Massachusetts IRX LLC	Massachusetts	Massachusetts Ascend Pharmacy

MedfusionRx, LLC	Alabama

Medtown of North Georgia, LLC	Alabama

Bayou State Pharmacy, LLC	Louisiana

AssuranceRx, LLC	Alabama

Nevada IRX, LLC	Nevada	Ascend SpecialtyRx

Medmetrics Acquisition Corp.	Delaware	Medmetrics Health Partners

PTRx Inc.	Delaware

IRX Financing I LLC	Delaware

SaveDirectRx, Inc.	Texas

HealthTran LLC	Delaware

HT Three, LLC	Colorado	HealthTrans Pharmacy/J&L Pharmacy

HT Access, LLC	Colorado